Exhibit 12.1

Digital Realty Trust, Inc. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Income from continuing operations before noncontrolling interests	$160,152	$114,929	$162,126	$105,412	$91,234	$67,918	$22,546
Interest expense	116,758	112,494	149,350	137,384	88,442	63,621	67,054
Interest within rental expense (2)	2,435	2,154	2,847	2,604	2,633	2,619	1,971
Noncontrolling interests in consolidated joint ventures	437	257	324	288	(140)	(335)	—

Earnings available to cover fixed charges	$279,782	$229,834	$314,647	$245,688	$182,169	$133,823	$91,571
Fixed charges:
Interest expense	$116,758	$112,494	$149,350	$137,384	$88,442	$63,621	$67,054
Interest within rental expense (2)	2,435	2,154	2,847	2,604	2,633	2,619	1,971
Capitalized interest	13,623	13,643	17,905	10,241	9,196	18,351	12,264

	132,816	128,291	170,102	150,229	100,271	84,591	81,289
Preferred stock dividends	28,921	15,671	25,397	37,004	40,404	38,564	19,330

Fixed charges and preferred stock dividends	$161,737	$143,962	$195,499	$187,233	$140,675	$123,155	$100,619
Ratio of earnings to fixed charges	2.11	1.79	1.85	1.64	1.82	1.58	1.13
Ratio of earnings to fixed charges and preferred stock dividends	1.73	1.60	1.61	1.31	1.29	1.09	—	(3)

(1)	All numbers presented in this exhibit exclude 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred dividends by $9,048.

Digital Realty Trust, L.P. and Subsidiaries

Statement of Computation of Ratios (1)

(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Income from continuing operations before noncontrolling interests	$160,152	$114,929	$162,126	$105,412	$91,234	$67,918	$22,546
Interest expense	116,758	112,494	149,350	137,384	88,442	63,621	67,054
Interest within rental expense (2)	2,435	2,154	2,847	2,604	2,633	2,619	1,971
Noncontrolling interests in consolidated joint ventures	437	257	324	288	(140)	(335)	—

Earnings available to cover fixed charges	$279,782	$229,834	$314,647	$245,688	$182,169	$133,823	$91,571
Fixed charges:
Interest expense	$116,758	$112,494	$149,350	$137,384	$88,442	$63,621	$67,054
Interest within rental expense (2)	2,435	2,154	2,847	2,604	2,633	2,619	1,971
Capitalized interest	13,623	13,643	17,905	10,241	9,196	18,351	12,264

	132,816	128,291	170,102	150,229	100,271	84,591	81,289
Preferred unit distributions	28,921	15,671	25,397	37,004	40,404	38,564	19,330

Fixed charges and preferred unit distributions	$161,737	$143,962	$195,499	$187,233	$140,675	$123,155	$100,619
Ratio of earnings to fixed charges	2.11	1.79	1.85	1.64	1.82	1.58	1.13
Ratio of earnings to fixed charges and preferred unit distributions	1.73	1.60	1.61	1.31	1.29	1.09	—	(3)

(1)	All numbers presented in this exhibit exclude 100 Technology Center Drive (sold in March 2007) and 4055 Valley View Lane (sold in March 2007).
(2)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).
(3)	For the year ended December 31, 2007, earnings were insufficient to cover fixed charges and preferred distributions by $9,048.